EXHIBIT 99.1

Hooker Furnishings Reports First Quarter Fiscal 2023 Results

MARTINSVILLE, Va., June 09, 2022 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $147.3 million for its fiscal 2023 first quarter ended May 1, 2022, a $15.5 million, or 9.5%, decrease as compared to a year ago.

Consolidated net income for the quarter was $3.2 million, or $0.26 per diluted share, as compared to $9.4 million or $0.78 per diluted share in the prior year period. Consolidated operating income for the current year was $3.9 million compared to $12.2 million in the prior year period.

In the last three quarters, consolidated sales and profitability reductions versus the comparable prior year periods were largely driven by COVID-related factory shutdowns in Asia beginning late summer 2021, followed by a slow ramp-up of production through most of the fourth quarter of last year and early this year. Even as demand and backlogs remained strong, the flow of imported furniture came to a near standstill for several months.

While consolidated net sales and profitability decreased on a year-over-year basis during our first quarter of 2023, sales improved by 9% over the fourth quarter of fiscal 2022 and the operating income in the fiscal 2023 first quarter was an improvement compared to the operating loss last quarter. “Both sales and operating income for the quarter surpassed management expectations,” said Jeremy Hoff, chief executive officer. “As we expected, first quarter results continued to be hindered by the slow ramp-up of casegoods production capacity in Asia following the factory shutdowns in the second half of last year.  Backlogs have remained high throughout the two most recent quarters, but inventories were depleted and product unavailable to ship. In April at the end of the fiscal 2023 first quarter, Asian casegoods production finally reached full capacity, so we expect improving conditions and results to continue as we work through our backlog,” Hoff said. “In addition, we have a record amount of inventory in transit now, and a high percentage of it is sold orders that will ship as soon as the shipments arrive in our domestic warehouses.”

The Home Meridian and Hooker Branded segments were most impacted by the Asian factory shutdowns and resulting sales declines, partially offset by strong sales in the Domestic Upholstery segment and the addition of Sunset West revenues in the quarterly results, following the Company’s acquisition of the Vista, California-based outdoor furniture business on January 31, 2022, the first day of the first quarter.

“Despite continued supply chain disruptions and high transit costs, we are pleased to have started fiscal 2023 with very strong backlogs, a leaner portfolio focused on our most profitable channels and products and with the acquisition of Sunset West, a leading player in the growing outdoor furnishings market,” Hoff said. “The integration of Sunset West is going very well,” he added. “Sunset West contributed above expectations to operating profitability this quarter and offers significant long term growth opportunities in the outdoor category for Hooker Furnishings.”

Segment Reporting: Hooker Branded

The Hooker Branded segment’s net sales decreased by $9.1 million, or 17.7% compared to the same period a year ago, a decline that was “fully driven by casegoods inventory unavailability from the temporary factory shutdowns in Vietnam,” said Hoff.  The temporary halt of production during the summer and early fall of last year resulted in low inventory receipts in the second half of fiscal 2022 and this quarter. The decrease was partially offset by increased net sales at Hooker Upholstery.

“Due to its domestic warehousing business model, Hooker Casegoods was able to sustain shipments longer, but eventually our inventory became depleted,” Hoff said. “As of May, we are now moving into positive territory as our inventory levels have more than doubled compared to our fiscal year end with a record amount of inventory in transit from Asia. Additionally, a large percentage of these shipments carry the price increases we implemented in July 2021 to mitigate excess freight and logistics costs,” he said.

Incoming orders in the Hooker Branded segment decreased by 12.9% as compared to the prior year quarter when business dramatically rebounded after the initial COVID outbreak, and the demand for home furnishings was exceptionally strong. However, quarter-end backlog was 11% higher than at fiscal 2022 year-end and 87% higher than the end of the fiscal 2022 first quarter end and has remained at historical highs.

Segment Reporting: Home Meridian

The Home Meridian segment’s net sales decreased by $22.3 million, or 26.4% compared to the prior year quarter, driven by lower sales in the e-commerce channel, the exit from the unprofitable Clubs channel, and to a lesser extent continued supply chain disruptions, partially offset by the launch of the Pulaski Upholstery division.

“Order backlogs decreased in the Home Meridian segment due to our exit from the Clubs channel and adjustments to programmed orders by large customers, but backlogs were still about 50% higher compared to pre-pandemic levels in early 2020,” Hoff said. “We’ve shipped essentially all the remaining Clubs channel order backlog, which is a major milestone in our Clubs channel exit and a positive and much needed step towards segment profitability. While excess chargebacks are a risk as we complete our exit, this critical step allows us to focus on more profitable customers and channels,” he added.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery segment’s net sales increased by $15.8 million, or 62.2%, in fiscal 2022 due to strong sales at Bradington Young, Sam Moore and Shenandoah as well as the addition of Sunset West’s sales. However, higher raw material costs and freight surcharges increased product costs which partially offset the gains from increased sales.

Incoming orders decreased by 5.4% as compared to the prior year quarter due to current lead times and historically high backlogs. At the end of fiscal 2023 first quarter, backlog was 18% higher than at fiscal 2022 year-end and 80% higher than the fiscal 2022 first quarter end.

Cash, Debt and Inventory

Cash and cash equivalents stood at $10.1 million at fiscal 2023 first quarter end, down $59.3 million as compared to the balance at the fiscal 2022 year-end due largely to a $30.1 million increase in inventory and $26 million spent for the acquisition of Sunset West.

“With a record $40 million of inventory in transit to our warehouses, we are experiencing a short-term dip in cash,” said Hoff. “A very high percentage of the inventory in transit are sold goods, so we expect to quickly convert the inventory to shipments. We expect our cash balances to improve by the end of the fiscal 2023 second quarter and expect them to normalize soon thereafter,” he added.

 At quarter end, inventories stood at $107.7 million, including the $40 million in transit to our domestic warehouses.

Outlook

“We are seeing a leveling off of demand, with incoming orders down from the meteoric but unsustainable levels we experienced in the last 18 months,” Hoff said..

“Once we receive all the inventory in transit, we expect to be in a near-optimum shipping position throughout the second quarter and will feel the full benefit of Asian production levels being at 100% capacity.”

“We are watching inflationary pressures in the economy and believe those are affecting consumers more at the lower price points than at the upper medium and upper price points. We’re still optimistic about the housing market, strong levels of employment and having the two largest generation groups in prime household formation and furniture purchasing years. Our variable cost business model will allow us to adjust to changing economic conditions, and we continue to focus on multiple strategic initiatives to spur organic growth and increase market share,” Hoff said.

Share Repurchase Authorization

On June 6, 2022, the Hooker Furnishings Corporation (the “Company”) Board of Directors (the “Board”) authorized the repurchase of up to $20 million of the Company’s common shares. The authorization does not obligate the Company to acquire a specific number of shares during any period and does not have an expiration date, but it may be modified, suspended, or discontinued at any time at the discretion of the Board. Repurchases may be made from time to time in the open market, or through privately negotiated transactions or otherwise, in compliance with applicable laws, rules and regulations, and subject to the Company’s cash requirements for other purposes, compliance with the covenants under the loan agreement for the Company’s revolving credit facility and other factors it deems relevant.

Dividends

On June 1, 2022 the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share which will be paid on June 30, 2022 to shareholders of record at June 17, 2022.

Conference Call Details

Hooker Furnishings will present its fiscal 2023 first quarter financial results via teleconference and live internet web cast on Thursday morning, June 9, 2022 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 3638298. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurnishings.com in the Investor Relations section.

Hooker Furnishings Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points,  Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C., Las Vegas, N.V., and Ho Chi Minh City, Vietnam. The company operates distribution centers in North Carolina, Virginia, Georgia, California, China and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, ocean freight costs, including the price and availability of shipping containers, ocean vessels and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (2) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, inflation, the retail environment and our customer base; (3) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (4) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (5) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (6) the risks related to the recent Sunset West acquisition including integration costs, maintaining Sunset West’s existing customer relationships, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (7) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (10) disruptions and damage (including those due to weather) affecting our Virginia, Georgia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities, our North Carolina and Las Vegas showrooms or our representative offices or warehouses in Vietnam and China; (11) risks associated with our newly leased warehouse space in Georgia, including risks associated with our move to and occupation of the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (15) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (16) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (17) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2022. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended
	May 1,	May 2,
	2022	2021

Net sales	$147,314	$162,861

Cost of sales	117,855	129,279

Gross profit	29,459	33,582

Selling and administrative expenses	24,658	20,743
Intangible asset amortization	878	596

Operating income	3,923	12,243

Other income, net	278	4
Interest expense, net	28	31

Income before income taxes	4,173	12,216

Income tax expense	991	2,773

Net income	$3,182	$9,443

Earnings per share
Basic	$0.27	$0.79
Diluted	$0.26	$0.78

Weighted average shares outstanding:
Basic	11,866	11,833
Diluted	11,949	11,972

Cash dividends declared per share	$0.20	$0.18

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended
	May 1,	May 2,
	2022	2021

Net income	$3,182	$9,443
Other comprehensive income:
Amortization of actuarial (loss) / gain	(18)	100
Income tax effect on amortization	4	(24)
Adjustments to net periodic benefit cost	(14)	76

Total comprehensive income	$3,168	$9,519

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	May 1,	January 30,
	2022	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,100	$69,366
Trade accounts receivable, net	83,022	73,727
Inventories	107,681	75,023
Income tax recoverable	5,123	4,361
Prepaid expenses and other current assets	8,171	5,237
Total current assets	214,097	227,714
Property, plant and equipment, net	27,608	28,058
Cash surrender value of life insurance policies	27,183	26,479
Deferred taxes	9,778	11,612
Operating leases right-of-use assets	52,700	51,854
Intangible assets, net	34,426	23,853
Goodwill	15,516	490
Other assets	5,763	4,499
Total non-current assets	172,974	146,845
Total assets	$387,071	$374,559

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$42,270	$30,916
Accrued salaries, wages and benefits	5,314	7,141
Customer deposits	9,515	7,145
Current portion of lease liabilities	7,447	7,471
Other accrued expenses	2,432	4,264
Total current liabilities	66,978	56,937
Deferred compensation	9,794	9,924
Lease liabilities	47,271	46,570
Other long-term liabilities	766
Total long-term liabilities	57,831	56,494
Total liabilities	124,809	113,431

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
12,002 and 11,922 shares issued and outstanding on each date	53,649	53,295
Retained earnings	208,678	207,884
Accumulated other comprehensive loss	(65)	(51)
Total shareholders’ equity	262,262	261,128
Total liabilities and shareholders’ equity	$387,071	$374,559

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Thirteen Weeks Ended
	May 1,	May 2,
	2022	2021
Operating Activities:
Net income	$3,182	$9,443
Adjustments to reconcile net income to net cash
(used in) / provided by operating activities:
Depreciation and amortization	2,287	1,714
Deferred income tax expense	1,838	1,749
Non-cash restricted stock and performance awards	354	(319)
Provision for doubtful accounts and sales allowances	(349)	(791)
Gain on life insurance policies	(568)	(439)
Changes in assets and liabilities
Trade accounts receivable	(10,662)	(7,255)
Inventories	(30,082)	(11,316)
Income tax recoverable	(762)	-
Prepaid expenses and other assets	(4,145)	(2,441)
Trade accounts payable	10,493	7,373
Accrued salaries, wages and benefits	(1,827)	(1,053)
Accrued income taxes	-	1,035
Customer deposits	2,370	3,004
Operating lease liabilities	(168)	84
Other accrued expenses	(1,830)	(558)
Deferred compensation	(149)	8
Net cash (used in)/provided by operating activities	(30,018)	238

Investing Activities:
Acquisitions	(25,912)	-
Purchases of property, plant and equipment	(830)	(2,188)
Premiums paid on life insurance policies	(118)	(155)
Net cash used in investing activities	(26,860)	(2,343)

Financing Activities:
Cash dividends paid	(2,388)	(2,140)
Cash used in financing activities	(2,388)	(2,140)

Net decrease in cash and cash equivalents	(59,266)	(4,245)
Cash and cash equivalents at the beginning of year	69,366	65,841
Cash and cash equivalents at the end of year	$10,100	$61,596

Supplemental schedule of cash flow information:
Income taxes paid/(refund), net	$(85)	$(9)
Interest paid, net	-	-

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from changes in right-of-use assets	$3,689	$6
Increase in property and equipment through accrued purchases	47	3

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 1, 2022		May 2, 2021
		% Net		% Net
Net sales		Sales		Sales
Hooker Branded	$42,230	28.7%	$51,339	31.5%
Home Meridian	62,085	42.1%	84,411	51.8%
Domestic Upholstery	41,220	28.0%	25,420	15.7%
All Other	1,779	1.2%	1,691	1.0%
Consolidated	$147,314	100%	$162,861	100%

Operating income/(loss)
Hooker Branded	$4,142	9.8%	$9,442	18.4%
Home Meridian	(3,095)	-5.0%	866	1.0%
Domestic Upholstery	2,752	6.7%	1,731	6.8%
All Other	124	7.0%	204	12.1%
Consolidated	$3,923	2.7%	$12,243	7.5%

For more information, contact:
Jeremy R. Hoff, Chief Executive Officer and Director
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949